Exhibit 99.1

K. RUPERT MURDOCH TO BE APPOINTED
CHAIRMAN EMERITUS OF FOX CORPORATION AND
NEWS CORP

Los Angeles, CA and New York, NY – September 21, 2023 - Following a career that began nearly 70 years ago in 1954, Fox Corporation (“FOX”) (Nasdaq: FOXA, FOX) and News Corporation (“News Corp”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) announced today that Rupert Murdoch is stepping down as chairman of each board effective as of the upcoming Annual General Meeting of Shareholders of each company in mid-November. Mr. Murdoch will be appointed Chairman Emeritus of each company. Following the Annual General Meetings, Lachlan Murdoch will become sole Chair of News Corp and continue as Executive Chair and Chief Executive Officer of Fox Corporation.

“On behalf of the FOX and News Corp boards of directors, leadership teams, and all the shareholders who have benefited from his hard work, I congratulate my father on his remarkable 70-year career,” said Lachlan Murdoch. “We thank him for his vision, his pioneering spirit, his steadfast determination, and the enduring legacy he leaves to the companies he founded and countless people he has impacted. We are grateful that he will serve as Chairman Emeritus and know he will continue to provide valued counsel to both companies.”

A timeline of Rupert Murdoch’s career is available at www.foxcorporation.com/rupert-murdoch.

Hi-res images are available to registered members of the media to download at foxcorp.foxflash.com.

About Fox Corporation
Fox Corporation produces and distributes compelling news, sports, and entertainment content through its primary iconic domestic brands, including FOX News Media, FOX Sports, FOX Entertainment, FOX Television Stations and Tubi Media Group. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of our footprint allows us to deliver content that engages and informs audiences, develop deeper consumer relationships, and create more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that shapes our strategy to capitalize on existing strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.FoxCorporation.com.

About News Corp
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: http://www.newscorp.com.

Fox Corporation Corporate Communications
Brian Nick
310-369-3545
brian.nick@fox.com

Lauren Townsend
310-369-2729
lauren.townsend@fox.com

News Corp Corporate Communications
Jim Kennedy
212-416-4064
jkennedy@newscorp.com

Fox Corporation Investor Relations:
Gabrielle Brown
212-852-7720
gabrielle.brown@fox.com

Dan Carey
212-852-7955
daniel.carey@fox.com

News Corp Investor Relations
Michael Florin
212-416-3363
mflorin@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com